EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release together with Exhibits (“Agreement” or “Agreement and Release”) is made by and between OCZ Technology Group, Inc. (the “Company”), and Ryan M. Petersen, Chief Executive Officer (“Executive”).

WHEREAS, Executive was employed by the Company;

WHEREAS, the Company and Executive have agreed that the Executive’s position is terminated;

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1.                         Resignation from Employment and Service on Technology Advisory Committee. The Parties agree that Executive resigned as an employee and from his positions as an officer and/or director of the Company and its subsidiaries, effective as of September 17, 2012.

(a)	Termination Date. September 17, 2012 shall be the “Termination Date” for Executive, and this Termination Date shall be a termination as provided in Section 7 of the Executive Employment Agreement between Executive and the Company dated April 4, 2006 (“Employment Agreement”).

(b)	Service on Technology Advisory Committee. Subsequent to the Termination Date, the Company plans to establish a Technology Advisory Committee (the “Committee”) and currently plans to invite Executive to be a member of the Committee. In the event Executive serves on the Committee after the Vesting Date (as defined in Section 2(c) herein), Executive will be provided compensation for such service after the Vesting Date on the same basis as compensation, if any, may be provided to other non-employee members of the Committee.

2.                         Separation Package – Payments and Benefits. Executive does not have any pre-existing entitlement to severance benefits. In consideration of Executive’s execution of this Agreement and Release, the Company will provide the following consideration to Executive in connection with his separation from the Company. All payments provided in this Agreement and Release are stated as gross amounts and will be paid after such deductions as are required for federal, state, and local payroll, income and other applicable tax withholding, if any, as well as deductions that result from elections that Executive has voluntarily requested.

(a)	Final Salary Payment. The Company has paid to Executive on September 24, 2012 his final salary payment in an amount equal to his current base salary rate through his Termination Date. This payment is made without regard to whether Executive executes this Agreement and Release.

(b)	Bonus. Executive is not entitled to and will not be paid any bonus or other amounts except as specifically stated in this Agreement and Release.

(c)	RSU Award/Availability as Advisor. For the one (1) year period following the Effective Date, Executive agrees to serve on the Committee when established (and if requested by the Company), and prior to the establishment of the Committee to occasionally provide advice to the Company if requested to do so, at reasonable times and upon reasonable notice. In consideration of Executive’s commitment to provide such services (if requested by the Company), including the promise to continue to provide services to the Committee in a consulting capacity (if requested by the Company), and of the other promises contained in this subsection and in this Agreement, on the Effective Date, the Company will award Executive a Full Value Award under the Company’s 2012 Equity Compensation Plan (the “Plan”) in the form of restricted stock units (“RSUs”) having a total value equal to $200,000 based on the Fair Market Value (as defined in the Plan) of the Company’s common stock on the Effective Date, such award to be in the form attached hereto as Exhibit A, the “RSU Agreement.” The RSUs shall vest upon the first anniversary of the Effective Date (which date shall be referred to herein as the “Vesting Date”) provided that Executive continues to provide (or make himself available to provide) services pursuant to this Agreement and Release as set forth herein through the Vesting Date. Executive and the Company agree that as a consequence of this award and his service as an advisor, Executive will be bound by the restrictions in Section 8 of the Employment Agreement (“No Conflict of Interest”) from the Termination Date through the Vesting Date, without regard to the fact that he is not receiving payments from the Company pursuant to the Employment Agreement.

(d)	COBRA Benefits - Employer Subsidy - Installments. After the Termination Date, Executive may elect to continue under COBRA his (and his dependents’) existing medical/vision and/or dental benefits under the provider then in effect, to the extent available, at applicable COBRA premium. Subject to the Parties’ prior execution of this Agreement, the Company will pay Executive a total payment in the amount of twelve (12) times the monthly COBRA premium then in effect for the coverage Executive had elected (for himself and his dependents) as of the Termination Date, which payment will be made on October 15, 2012. Executive will be responsible for timely paying the COBRA premium amounts. Any additional months of COBRA coverage elected by the Executive, if any are available, will be at Executive’s sole expense. After the Termination Date, Executive may not continue in effect any existing coverage under the Company’s employee benefit plans with the exception of COBRA-provided benefits.

(e)	Paid Time Off. On September 24, 2012, Executive has received payment in full for any hours of Paid Time Off (“PTO”) that are accrued but unused as of the Termination Date. This payment is made without regard to whether Executive executes this Agreement and Release.

3.                         Company Common Stock. The Stock Agreements between Executive and the Company are fully incorporated into this Agreement. As of the Termination Date, Executive has 43,125 vested and exercisable stock options. Executive may exercise any of his vested stock options in accordance with the terms of the applicable Stock Agreement.

4.                         Company Property. To the extent he has not done so already, promptly following the Parties execution of this Agreement, Executive agrees to return to the Company all building keys, pagers, company identification or passkey cards, computers, printers, scanners, facsimile equipment or other Company property, including passwords and information needed to access Company information in his possession or assigned to him by the Company.

5.                         Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Company’s Nondisclosure and Assignment Agreement, attached hereto as Exhibit B. To the extent he has not done so already, promptly following the Parties execution of this Agreement, Executive shall return all confidential and proprietary information in his possession to the Company.

6.                         Employment Agreement and Indemnity Agreement. The provisions of Sections 8-11 of the Employment Agreement shall remain in effect after the Termination Date, attached hereto as Exhibit C. The provisions of the Parties’ Indemnity Agreement, attached hereto as Exhibit D, shall remain in effect after the Termination Date to the extent provided therein.

7.                         Tax Liability – Section 409A. The Company intends for the benefits under the Agreement to be exempt from or compliant with Section 409A of the Internal Revenue Code. If the Company determines that the provision of any payment or benefit included hereunder would cause this Agreement to be subject to Section 409A, the Company reserves the right to restructure the provision of payment or benefit to Executive such that the payment or benefit would be exempt from or compliant with Section 409A to the extent permissible under Section 409A. In no event shall the Company be required to restructure any payment or benefit.

(a)	Except as otherwise required by applicable law, Executive agrees that he will be exclusively liable for the payment of any taxes, including without limitation, federal, state or local income taxes, social security taxes, or any other taxes, arising out of or resulting from the consideration and/or other benefits paid to him hereunder, and Executive hereby represents that he will pay any such taxes which may be due at the time and in the amount required. The Company will have the right to deduct from any compensation payable to Executive under this Agreement all federal, state and municipal taxes, social security taxes and such other mandatory deductions as may now be in effect or may be enacted or required thereafter.

(b)	Executive agrees to indemnify, defend and hold the Company harmless from payment of any taxes (excluding federal and state unemployment taxes and the Company’s share of social security taxes) which any government agency determines should have been deducted from any consideration paid to Executive by the Company and which were not in fact withheld.

8.                         Executive Cooperation with the Company. Executive agrees to provide reasonable cooperation to the Company regarding any pending or subsequently filed litigation, proceeding, claim or other disputed item involving the Company that relates to matters within the knowledge or responsibility of the Executive during his employment or other engagement with the Company at such times and locations as may be reasonably requested. Without limiting the foregoing, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at mutually convenient times and places with respect to any items within the scope of this paragraph; (ii) to provide truthful testimony to any court, agency or other adjudicatory body; (iii) to notify the Company within three (3) business days if Executive is contacted by any adverse party or by any representative of an adverse party concerning any matters relating to the adverse party’s claim/action against the Company; and (iv) not to assist any adverse party or any adverse party's representatives, except for a governmental entity or as may be required by law. To the extent that Executive incurs any out-of-pocket expenses in performing any of his obligations pursuant to this paragraph, the Company shall promptly reimburse Executive in full for all such reasonable and documented expenses.

9.                         Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Except with respect to payments and benefits described in this Agreement, Executive acknowledges that he has received all salary, wages, bonuses and expense reimbursement payments due and owing to Executive. Executive, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the date on which Executive signs this Agreement including, without limitation,

(a)	any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

(b)	any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)	any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq., federal and state laws providing for protected leave;

(e)	any and all claims for violation of the federal, state or local law, regulation or constitution;

(f)	any and all claims arising out of any other laws and regulations relating to circumstances that arose in relation to the Company; and

(g)	any and all claims for attorneys' fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any rights or benefits granted or obligations incurred under this Agreement. This release does not extend to any of Executive’s rights and benefits under the Indemnity Agreement, nor does it extend to Executive’s rights of indemnification, if any, under any statute, the Company’s bylaws, or any common law, including, without limitation, Executive’s indemnity rights, if any, under the California Labor and/or Corporations Codes.

10.                       Acknowledgment of Knowing and Voluntary Waiver of Claims, Executive acknowledges that he is waiving and releasing any rights he may have under any applicable laws and confirms that this waiver and release is knowing and voluntary. Executive acknowledges that the consideration given for this waiver and this Agreement and Release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that he should consult with an attorney prior to executing this Agreement.

11.                       Civil Code Section 1542. Executive represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

12.                       No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein. The Company acknowledges that Executive may have protected rights to submit certain claims to government agencies, and Executive is not asked to waive those rights. Notwithstanding, Executive does agree that, if any such claim is brought by him or on his behalf, he shall not recover any damages or award or payment as a result, and he shall never recover any amounts greater than the amounts provided for in this Agreement and Release.

13.                       Non-Disparagement. The Company agrees that its officers and directors as of the date Executive signs this Agreement will refrain from any defamation, libel or slander of Executive. Executive agrees that he and his agents will refrain from any defamation, libel or slander of the Company, including its respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns and the Company’s products. Executive agrees to refrain from interference with the contracts and relationships of the Company, including its investors, shareholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

14.                       Costs. The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement.

15.                       Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its California Employment Dispute Resolution Rules, or by a judge to be mutually agreed upon. Executive agrees to hereby waive any right to a jury trial as to matters arising out of the terms of this Agreement and any matters herein released. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

16.                       Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

Executive warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.                       No Representations. Executive represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

18.                       Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that if any of the Release provisions or the provisions of Section 11 of this Agreement and Release are declared to be illegal, unenforceable or void, the Company may, at its sole discretion, void the entire Agreement and Release and require Executive to return any amounts that he has received as a result of the payments or benefits provided to him under this Agreement and Release.

19.                       Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's relationship with the Company and his compensation by the Company, except for the provisions of the other agreements referenced herein at Sections 2(c), 3, 5 and 6 of this Agreement, which are hereby incorporated in this Agreement and shall remain in full effect.

20.                       No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company at the time of said amendment.

21.                       Governing Law. This Agreement shall be governed by the laws of the State of California.

22.                       Effective Date. This Agreement is effective on the date it is signed by both Parties.

23.                       Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

24.                        Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They have had an adequate opportunity to consider the terms of this Agreement before executing this Agreement;

(d)	They understand the terms and consequences of this Agreement and of the releases it contains;

(e)	They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Ryan M. Petersen, an individual	OCZ Technology Group, Inc.

/s/ Ryan Petersen	By:	/s/ Alex Mei

Dated: October 2, 2012	Name: Alex Mei

	Title:	Interim Chief Executive Officer

Dated: October 2, 2012

EXHIBIT A

OCZ TECHNOLOGY GROUP, INC.
2012 EQUITY COMPENSATION PLAN
RESTRICTED STOCK UNIT AGREEMENT
NOTICE OF GRANT OF RESTRICTED STOCK UNITS

OCZ Technology Group, Inc. (the “Company”) hereby grants Participant listed below the right to receive a Full Value Award under the terms and conditions of the OCZ Technology Group, Inc. 2012 Equity Compensation Plan (the “Plan”) in the form of restricted stock units (“RSUs”), subject to the Plan and this Notice of Grant of Restricted Stock Units and the attached Restricted Stock Unit Terms & Conditions (sometimes referred to together as the “Restricted Stock Unit Agreement” or the “Award Agreement”). Capitalized terms used in the Restricted Stock Unit Agreement that are not otherwise defined shall have the meaning set forth in the Plan. Participant is an Eligible Individual under the Plan by reason of his obligation to provide consulting services to the Company following his termination of employment as outlined in his Separation Agreement and Release dated October 1, 2012 (the “Separation Agreement”).

Participant Name:	Ryan M. Petersen
Date of Grant:	October 2, 2012

Number of Restricted Stock Units:	63,091

Vesting Schedule:

Subject to any express acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest on the first anniversary of the Date of Grant.

This award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement and constitutes a Full Value Award thereunder. Participant is required to notify the Company upon any change in Participant’s residence address indicated above. A copy of the Plan may be obtained from the Company upon request.

OCZ TECHNOLOGY GROUP, INC.
2012 EQUITY COMPENSATION PLAN

RESTRICTED STOCK UNIT AGREEMENT
RESTRICTED STOCK UNIT TERMS & CONDITIONS

1.            Grant. OCZ Technology Group, Inc. (the “Company”) hereby grants to Participant under the Plan a Full Value Award in the form of Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), subject to all of the terms and conditions in this Award Agreement and the Plan which is incorporated herein by reference. Subject to the terms and conditions of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2.            Company’s Obligation to Pay. Unless and until the Restricted Stock Units will have vested in the manner set forth in the related Restricted Stock Unit Notice of Grant, paragraph 3 below or the express terms of the Plan, Participant will have no right to payment with respect to any such Restricted Stock Units. Prior to actual payment with respect to any Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.            Vesting Schedule and Issuance of Stock.

(a)          Subject to subsection 5.3 of the Plan (relating to Change of Control), the Restricted Stock Units awarded by this Award Agreement will vest on the first anniversary of the Date of Grant, as set forth in the related Restricted Stock Unit Notice of Grant (the “Vesting Date”) provided that Participant fully complies with all terms and conditions of the Separation Agreement through the Vesting Date. If, at any time prior to the Vesting Date, the Participant fails to comply with the terms of the Separation Agreement in any material respect, the RSUs subject to the Award shall immediately expire and be forfeited, and Participant shall have no further right with respect to such RSUs.

(b)          As soon as practicable upon or following the Vesting Date (but, except as provided in this Award Agreement, in no event later than March 15 of the year following the year that includes the applicable Vesting Date), one share of Stock shall be issued for each Restricted Stock Unit that vests on such Vesting Date, subject to the terms and provisions of the Plan and this Award Agreement.

(c)          If vesting of the Award is accelerated, the following shall apply:

(i)          If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Award, the payment of such accelerated portion of the Award shall be made as soon as practicable after the new vesting date, but, except as provided in this Award Agreement, in no event later than two and one-half (2½) months following the end of the Company’s taxable year in which the applicable Vesting Date occurs; provided, however, if Participant is a U.S. taxpayer and the Award is “deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), the payment of such accelerated portion of the Award nevertheless shall be made at the same time or times as if such Award had vested in accordance with the vesting schedule set forth in paragraph 3(a) (whether or not Participant continues to provide services to the Company or a Related Company as of such date(s)), unless an earlier payment date, in the judgment of the Committee, would not cause Participant to incur an additional tax under Section 409A, in which case, payment of such accelerated Award shall be made within two and one-half (2½) months following the earliest permissible payment date that would not cause Participant to incur an additional tax under Section 409A. Notwithstanding the foregoing, any delay in payment pursuant to this paragraph 3(c) will cease upon Participant’s death and such payment will be made as soon as practicable after the date of Participant’s death.

(ii)         If the vesting of all or a portion of this Award accelerates pursuant to (A) subsection 5.3 of the Plan in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, or (B) any other plan or agreement that provides for acceleration in the event of a corporate transaction that is not a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of subsection 5.2 of the Plan) will be made in accordance with the timing of payment rules that apply to discretionary accelerations under paragraph 3(c)(i). If the vesting of all or a portion of this Award accelerates in the event of a corporate transaction that is a “change in control” within the meaning of Section 409A, then the payment of such accelerated portion of the Award (including any new or additional Awards existing as a result of subsection 5.2 of the Plan) will be made within two and one-half (2½) months after the corporate transaction.

(d)          No fractional shares of Stock shall be issued under this Award Agreement.

(e)          Notwithstanding anything to the contrary set forth in this Award Agreement, this Award is subject to any clawback policies that are adopted by the Company and that apply to Participant.  In particular, this Award is subject to clawback and recoupment in the event that the Company is required to restate its financial statements for any period(s) (or portion thereof) during which Participant served in the capacity of Chief Executive Officer of the Company.

4.            Dividend Equivalent Payments.

(a)          As of each dividend payment date with respect to Stock, Participant shall be entitled to a Dividend Equivalent Payment (as defined below) in an amount equal to (a) the dividend paid with respect to a share of Stock, multiplied by (b) the number of shares of Stock subject to the Award, if any, that are outstanding on the applicable dividend record date with respect to such dividend payment date. Dividend Equivalent Payments with respect to outstanding shares of Stock subject to the Award generally shall be paid at the same time and in the same form that dividends are paid on Stock; provided, however, that any Dividend Equivalent Payment to which Participant is entitled for any calendar year shall be paid no later than March 15 of the year following the year in which the corresponding dividend record date on the Stock occurs. The Committee may prospectively change the method of crediting dividend equivalents as it determines appropriate from time to time provided that such change does not have an adverse effect on Participant.

(b)          The right to Dividend Equivalent Payments under this Award Agreement does not constitute an award of Stock, and nothing in this Award Agreement shall be construed to give Participant any rights as a shareholder of the Company prior to payment of the Stock subject to the Restricted Stock Units or Dividend Equivalent Payments (if paid in Stock).

(c)          For purposes of this Award Agreement, “Dividend Equivalent Payment” means, for each share of Stock represented by an outstanding RSU, a payment in an amount equal to, and in the same form of payment as, the dividend paid on one share of Stock.

5.            Payments after Death. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s estate.

6.            Withholding of Taxes. Regardless of any action the Company or a Related Company takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company or a Related Company to be an appropriate charge to Participant even if technically due by the Company or the Employer (“Tax-Related Items”), Participant acknowledges that the liability for all Tax-Related Items is and remains Participant’s responsibility. Neither the Company nor any Related Company shall have any obligation to withhold any Tax-Related Items from any payment under this Award Agreement except as specifically required by law.

7.            Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Stock deliverable hereunder unless and until certificates representing such Stock will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a shareholder of the Company including with respect to voting such Stock and receipt of dividends and distributions on such Stock.

8.            Code Section 409A. Notwithstanding anything in the Plan or this Award Agreement to the contrary, if any payment with respect to any Restricted Stock Units (including any Dividend Equivalent Payments) is subject to Section 409A and if such payment is to be paid or provided on account of Participant’s separation from service, the determination as to whether Participant has had a separation from service shall be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Stock issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Neither the Company nor any Related Company, however, makes any representation regarding the tax consequences of this Award.

9.            No Effect on Service. The vesting of the Restricted Stock Units pursuant to Section 3 hereof is earned only by Participant continuing to be a Eligible Individual through the applicable Vesting Date and otherwise complying with the terms and conditions of this Agreement. This Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of Participant’s continuation as an Eligible Individual for the vesting period, for any period, or at all, and will not interfere with Participant’s right or the right of the Company or any Related Company to terminate Participant’s status as an officer, director, employee, consultant, independent contractor or agent at any time, with or without cause in accordance with applicable law

10.           Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Stock Administrator at OCZ Technology Group, Inc., 6373 San Ignacio Ave, San Jose, CA 95119, or at such other address as the Company may hereafter designate in writing.

11.           No Advice Regarding Award. The Company and any Related Company are not providing any tax, legal or financial advice, nor are the Company and any Related Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Stock. Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

12.           Data Privacy Consent.

(a)          The Company and its Related Companies may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(b)          Data will be transferred any third party, as may be selected by the Company, which is assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections from Participant’s country. Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. By receiving this grant, Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. The Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative; provided, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant may contact Participant’s local human resources representative.

13.           Grant is Not Transferable. Except to the limited extent provided in paragraph 5, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.

14.           Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.           Additional Conditions to Issuance of Stock; Restriction on Sale of Securities. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Stock to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Participant’s subsequent sale of the Stock issued pursuant to this Award Agreement may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

16.           Committee Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons.

17.           Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units by electronic means or request Participant’s consent to participate in the Plan by electronic means or otherwise.

18.           Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

19.           Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

20.           Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company and, with respect to modifications that adversely affect Participant’s outstanding Awards, by Participant. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company may amend this Award Agreement as necessary to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this award of Restricted Stock Units.

21.           Amendment, Suspension or Termination of the Plan. The Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22.           Governing Law. This Award Agreement shall be governed by the laws of the state of Delaware, without giving effect to the conflict of law principles thereof.

23.           Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award of Restricted Stock Units and on any Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B

EMPLOYEE NONDISCLOSURE AND ASSIGNMENT AGREEMENT

This Agreement sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with OCZ Technology Group, Inc. (“Company”).

25.           Duties. In return for the compensation now and hereafter paid to me, I will perform such duties for Company as the Company may designate from time to time. During my employment with Company, I will devote my best efforts to the interests of Company, will not engage in other employment or in any conduct in direct conflict with Company’s interests that would cause a material and substantial disruption to Company and will otherwise abide by all of Company’s policies and procedures. Furthermore, I will not (a) reveal, disclose or otherwise make available to any person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, software or related technical documentation that the Company issues to me, and I will not input, load or otherwise attempt any unauthorized use of software in any Company computer, whether or not such computer is assigned to me.

26.           “Proprietary Information” Definition. “Proprietary Information” includes (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information related to Innovations (as defined in Section 4 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value or (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

27.           Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable, are the sole and exclusive owners of all patents, copyrights, mask works, trade secrets and other rights in and to the Proprietary Information. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as may be necessary in the ordinary course of performing my duties as an employee of Company. If I have any questions as to whether information constitutes Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will consult with my manager at Company.

28.           “Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

29.           Disclosure and License of Prior Innovations. I have listed on Exhibit A (“Prior Innovations”) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”). I represent that I have no rights in any such Company-related Innovations other than those Innovations listed in Exhibit A (“Prior Innovations”). If nothing is listed on Exhibit A (“Prior Innovations”), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company’s designees a royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or permit to be incorporated, in any Innovations that I, solely or jointly with others, conceive, develop or reduce to practice during my employment with Company (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

30.           Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest. This Section 6 shall not apply to any Innovations that (a) do not relate, at the time of conception, reduction to practice, creation, derivation, development or making of such Innovation to Company’s business or actual or demonstrably anticipated research, development or business; and (b) were developed entirely on my own time; and (c) were developed without use of any of Company’s equipment, supplies, facilities or trade secret information; and (d) did not result from any work I performed for Company.

31.           Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for three (3) months thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be considered Company Innovations. Company will receive any such information in confidence.

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32.           Notice of Nonassignable Innovations to Employees in California. This Agreement does not apply to an Innovation that qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.

33.           Cooperation in Perfecting Rights to Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under such Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

34.           Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, personal digital assistants or similar items or devices that the Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

35.           No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

36.           Survival. This Agreement shall survive my employment by Company; does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

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37.           No Solicitation. During my employment with Company and for one (1) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

38.           No Disparagement. During my employment with Company and after the termination thereof, I will not disparage Company, its products, services, agents or employees.

39.           Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate), to the extent permitted by law.

40.           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification’ of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or such other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing.

41.           Governing Law; Forum. This Agreement shall be governed by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction.

42.           Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

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43.           Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.

44.           Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

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I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

“COMPANY”		EMPLOYEE

OCZ TECHNOLOGY GROUP, INC.		/s/ Ryan Petersen

By:	/s/ illegible	By:	Ryan Petersen

Title:	VP Administration	Title:	CEO

Date:	1/25/06	Date:	1/25/06

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Exhibit A

PRIOR INNOVATIONS

Check one of the following:

☒	NO SUCH PRIOR INNOVATIONS EXIST.

OR

☐	YES, SUCH PRIOR INNOVATIONS EXIST AS DESCRIBED BELOW (include basic description of each Prior Innovation):

Exhibit B

LIMITED EXCLUSION NOTIFICATION TO EMPLOYEES IN CALIFORNIA

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

(1)        Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development of Company; or

(2)        Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding Section, the provision is against the public policy of California and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

OCZ TECHNOLOGY GROUP, INC.		By:	/s/ Ryan Petersen

By:	/s/ illegible	Ryan Petersen
(Printed Name of Employee)
Title:	VP Administration

Date:	1/25/06	Date:	1/25/06

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EXHIBIT C

EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement (“Agreement”) is made effective as of April 4, 2006 (“Effective Date”), by and between OCZ Technology Group, Inc. (“Company”) and Ryan Petersen (“Executive”).

     The parties agree as follows:

     1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

     2. Duties.

          2.1 Position. Executive is employed as CEO and shall have the duties and responsibilities assigned by Company’s Board of Directors (“Board of Directors”) both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.

          2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board of Directors in advance of Executive’s intent to engage in other paid work and receives the Board of Directors’ express written consent to do so.

     3. Nature of Employment. Executive’s employment with the Company is “at will.” This means it is for no specified term and may be terminated by the Executive or the Company at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify Executive’s compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

     4. Compensation.

          4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $192,620.00 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

          4.2 Incentive Compensation. Executive will be eligible to earn incentive compensation in accordance with the Company’s Executive Bonus Plan, the terms, amount and payment of which shall be determined by Company in its sole and absolute discretion.

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          4.3 Stock Options. Subject to the Board of Directors’ approval, Executive will be granted an incentive stock option to purchase shares of Company’s Common Stock under Company’s 2004 Stock Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of that stock on the date of the grant (the “Option”). The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option.

          4.4 Performance and Salary Review. The Board of Directors will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board of Directors in its sole and absolute discretion.

     5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

     6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

     7. Termination of Executive’s Employment. In the event Executive’s employment is terminated, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, as well as any accrued but unearned vacation or PTO. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

     8. No Conflict of Interest. During the term of Executive’s employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

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     9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Nondisclosure and Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.

     10. Nonsolicitation. Executive understands and agrees that Company’s employees and customers and any information regarding Company employees and/or customers is confidential and constitutes trade secrets.

          10.1 Nonsolicitation of Customers or Prospects. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

          10.2 Nonsolicitation of Company’s Employees. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

     11. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

     12. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation, unemployment insurance benefits, breach of Company’s Employee Innovations and Proprietary Rights Agreement and Company’s right to obtain injunctive relief pursuant to section 11 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.

          12.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.

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          12.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

          12.3 Arbitration Procedure. The arbitration will be conducted in Sunnyvale, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (AAA) (available on-line at www.adr.org). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

     13. General Provisions.

          13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

          13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

          13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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          13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Sunnyvale, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

          13.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          13.8 Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Arbitration”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

     14. Entire Agreement. This Agreement, including the Company Employee Nondisclosure and Assignment Agreement incorporated herein by reference and Company’s 2004 Stock Incentive Plan and related option documents described in subsection 4.3 of this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Remainder of page intentionally left blank.]

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

/s/ Ryan Petersen
Dated:

OCZ TECHNOLOGY GROUP, INC.

Dated:	By:	/s/ Arthur Knapp
Its: CFO

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EXHIBIT D

INDEMNITY AGREEMENT

     This Indemnity Agreement, dated as of February 1, 2006, is made by and between OCZ Technology Group, Inc., a Delaware corporation (the “Company”), and Ryan Petersen (the “Indemnitee”).

RECITALS

     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors, officers or agents of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors, officers and other agents.

     B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors, officers and agents with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take.

     C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so enormous (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of directors, officers and other agents.

     D. The Company believes that it is unfair for its directors, officers and agents and the directors, officers and agents of its subsidiaries to assume the risk of huge judgments and other expenses which may occur in cases in which the director, officer or agent received no personal profit and in cases where the director, officer or agent was not culpable.

     E. The Company recognizes that the issues in controversy in litigation against a director, officer or agent of a corporation such as the Company or its subsidiaries are often related to the knowledge, motives and intent of such director, officer or agent, that he is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters, and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director, officer or agent can reasonably recall such matters and may extend beyond the normal time for retirement for such director, officer or agent with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director, officer or agent from serving in that position.

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     F. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as directors, officers and agents of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its directors, officers and agents and the directors, officers and agents of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such directors, officers and agents in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company’s stockholders.

     G. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify its directors, officers, employees and agents by agreement and to indemnify persons who serve, at the request of the Company, as the directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive.

     H. The Company desires and has requested the Indemnitee to serve or continue to serve as a director, officer or agent of the Company and/or one or more subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or one or more subsidiaries of the Company.

     I. Indemnitee is willing to serve, or to continue to serve, the Company and/or one or more subsidiaries of the Company, provided that he is furnished the indemnity provided for herein.

AGREEMENT

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions.

          (a) Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director, officer, employee or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

          (b) Expenses. For purposes of this Agreement, “expenses” include all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement or Section 145 or otherwise; provided, however, that “expenses” shall not include any judgments, fines, ERISA excise taxes or penalties, or amounts paid in settlement of a proceeding.

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          (c) Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, or investigative.

          (d) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

     3. Liability Insurance.

          (a) Maintenance of D&O Insurance. The Company hereby covenants and agrees that, so long as the Indemnitee shall continue to serve as an agent of the Company and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of the fact that the Indemnitee was an agent of the Company, the Company, subject to Section 3(c), shall promptly obtain and maintain in full force and effect directors’ and officers’ liability insurance (“D&O Insurance”) in reasonable amounts from established and reputable insurers.

          (b) Rights and Benefits. In all policies of D&O Insurance, the Indemnitee shall be named as an insured in such a manner as to provide the Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if the Indemnitee is a director; or of the Company’s officers, if the Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if the Indemnitee is not a director or officer but is a key employee.

          (c) Limitation on Required Maintenance of D&O Insurance. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

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     4. Mandatory Indemnification. Subject to Section 10 below, the Company shall indemnify the Indemnitee as follows:

          (a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          (b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, the Company shall indemnify the Indemnitee against all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding, provided the Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and its stockholders; except that no indemnification under this subsection 4(b) shall be made in respect to any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper.

          (c) Actions where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, and if prior to, during the pendency of after completion of such proceeding Indemnitee becomes deceased, the Company shall indemnify the Indemnitee’s heirs, executors and administrators against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) actually and reasonably incurred to the extent Indemnitee would have been entitled to indemnification pursuant to Sections 4(a) or 4(b) above were Indemnitee still alive.

          (d) Limitations. Notwithstanding the foregoing, the Company shall not be obligated to indemnify the Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) for which payment is actually made to or on behalf of Indemnitee under a valid and collectible insurance policy of D&O Insurance, or under a valid and enforceable indemnity clause, by-law or agreement.

     5. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes and penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding, but not entitled, however, to indemnification for all of the total amount hereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion hereof to which the Indemnitee is not entitled.

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     6. Mandatory Advancement of Expenses. Subject to Section 9(a) below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall be determined ultimately that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company. In the event that the Company fails to pay expenses as incurred by the Indemnitee as required by this paragraph, Indemnitee may seek mandatory injunctive relief from any court having jurisdiction to require the Company to pay expenses as set forth in this paragraph. If Indemnitee seeks mandatory injunctive relief pursuant to this paragraph, it shall not be a defense to enforcement of the Company’s obligations set forth in this paragraph that Indemnitee has an adequate remedy at law for damages.

     7. Notice and Other Indemnification Procedures.

          (a) Notice by Indemnitee. Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

          (b) Notice by Company. If, at the time of the receipt of a notice of the commencement of a proceeding pursuant to Section 7(a) hereof, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

          (c) Defense. In the event the Company shall be obligated to pay the expenses of any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his counsel in any such proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

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     8. Determination of Right to Indemnification.

          (a) Successful Defense. To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding (including, without limitation, an action by or in the right of the Company) to which the Indemnitee was a party by reason of the fact that he is or was an agent of the Company at any time, the Company shall indemnify the Indemnitee against all expenses of any type whatsoever actually and reasonably incurred by him in connection with the investigation, defense or appeal of such proceeding.

          (b) Other Situations. In the event that Section 8(a) is inapplicable, the Company shall also indemnify the Indemnitee unless, and except to the extent that, the Company shall prove by clear and convincing evidence in a forum listed in Section 8(c) below that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

          (c) Selection of Forum. The Indemnitee shall be entitled to select the forum in which the validity of the Company’s claim under Section 8(b) hereof that the Indemnitee is not entitled to indemnification will be heard from among the following:

               (i) A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

               (ii) The stockholders of the Company;

               (iii) Legal counsel selected by the Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion; or

               (iv) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

          (d) Submission to Forum. As soon as practicable, and in no event later than thirty (30) days after written notice of the Indemnitee’s choice of forum pursuant to Section 8(c) above, the Company shall, at its own expense, submit to the selected forum in such manner as the Indemnitee or the Indemnitee’s counsel may reasonably request, its claim that the Indemnitee is not entitled to indemnification; and the Company shall act in the utmost good faith to assure the Indemnitee a complete opportunity to defend against such claim.

          (e) Application to Court of Chancery. Notwithstanding a determination by any forum listed in Section 8(c) hereof that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to this Agreement.

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          (f) Expenses Related to this Agreement. Notwithstanding any other provision in this Agreement to the contrary, the Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 8 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the claims and/or defenses of the Indemnitee in any such proceeding was frivolous or made in bad faith.

     9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

          (a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the General Corporation Law of Delaware or (iv) the proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145;

          (b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

          (c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld.

     10. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s stockholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

     11. Enforcement. Any right to indemnification or advances granted by this Agreement to Indemnitee shall be enforceable by or on behalf of Indemnitee in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. Indemnitee, in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. It shall be a defense to any action for which a claim for indemnification is made under this Agreement (other than an action brought to enforce a claim for expenses pursuant to Section 6 hereof, provided that the required undertaking has been tendered to the Company) that Indemnitee is not entitled to indemnification because of the limitations set forth in Sections 4 and 9 hereof. Neither the failure of the Company (including its Board of Directors or its stockholders) to have made a determination prior to the commencement of such enforcement action that indemnification of Indemnitee is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors or its stockholders) that such indemnification is improper, shall be a defense to the action or create a presumption that Indemnitee is not entitled to indemnification under this Agreement or otherwise.

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     12. Subrogation. In the event the Company is obligated to make a payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery under an insurance policy or any other indemnity agreement covering the Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

     13. Survival of Rights.

          (a) All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is an agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

          (b) The Company shall require any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

     14. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent permitted by law including those circumstances in which indemnification would otherwise be discretionary.

     15. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 14 hereof.

     16. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

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     17. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

     18. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware as applied to contracts between Delaware residents entered into and to be performed entirely within Delaware.

     The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

THE COMPANY:

OCZ TECHNOLOGY GROUP, INC.

By	/s/ Arthur F. Knapp, Jr.
	Title	CFO
	Address	860 E. Arques Avenue
Sunnyvale, CA 94085

INDEMNITEE:

/s/ Ryan Petersen

Address

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